Exhibit 99.2

FOR IMMEDIATE RELEASE

January 4, 2006

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Issues Correction To Press Release Issued December 30, 2005

LAFAYETTE, LOUISIANA - In a press release issued December 30, 2005, IBERIABANK Corporation (NASDAQ: IBKC), the holding company of IBERIABANK (http://www.iberiabank.com), announced that its Board of Directors approved the accelerated vesting of all outstanding unvested stock options (“Options”) awarded to employees, officers and directors on or before December 30, 2005 under its stock option plans.

The press release incorrectly stated that, “As a result of this acceleration of the vesting, approximately 1,050,000 Options with a range of exercise prices between $10.58 and $54.91 per share became exercisable immediately.” It should have stated, “As a result of this acceleration of the vesting, approximately 825,000 Options with a range of exercise prices between $10.58 and $54.91 per share became exercisable immediately.”

The reduction in the number of Options from 1,050,000 to 825,000 did not result in any other corrections to the press release.

IBERIABANK Corporation is one of the oldest financial institutions with continuous operations in the State of Louisiana and the second largest Louisiana-based bank holding company. The Company operates 43 offices located in New Orleans, Baton Rouge, Shreveport, Northeast Louisiana, and the Acadiana region of Louisiana. The Company’s common stock trades on NASDAQ under the symbol “IBKC” and the Company’s market capitalization is approximately $500 million.

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